Exhibit 99.1
NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008
Mesa Air Group Reports 1st Quarter 2006 Revenues and Earnings
PHOENIX, January 25, 2006 — Mesa Air Group, Inc. (NASDAQ-MESA) today announced first quarter after tax earnings of $13.0 million on operating revenues of $323.6 million. Total operating revenues for the first quarter of 2006 increased $58.8 million, or 22.2%, primarily the result of year-over-year increases in our regional jet fleet. Net income and earnings per share for the first quarter were $13.0 million and 31 cents per share on a diluted basis (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis), respectively, as compared to net income of $13.9 million and 32 cents per share for the same period of fiscal 2005. Pro forma net income for the quarter was $13.8 million, or 32 cents per share. Pro forma net income excluded costs associated with converting debt to equity of $0.6 million and net investment losses of $0.2 million. This compares to pro forma earnings of $12.0 million, or 28 cents per share for the comparable period of fiscal 2005.
Total Available Seat Miles (ASMs) for the first quarter of 2006 increased 16.2% from the first quarter of 2005, primarily a result of an increase in the number of regional jets flown from 132 jets as of December 31, 2004 to 145 as of December 31, 2005. During the quarter, the Company took delivery of one 86-seat CRJ-900 for its America West Express operations. At December 31, 2005, Mesa’s fleet of regional jets was comprised of 92 50-seat regional jets, 15 70-seat regional jets and 38 86-seat regional jets (56 at America West, 58 at United, 19 at US Airways and 12 at Delta). In addition to its regional jet fleet, Mesa operated 36 turboprops, including 16 37-seat DH8-200s (6 at America West and 10 at United) and 20 B1900s (6 at Mesa independent, 12 at US Airways and 2 at America West).
As of December 31, 2005, the Company’s cash, marketable securities and debt investments were approximately $302.8 million, which includes $11.7 million of restricted cash.
During the quarter ended December 31, 2005, holders of $12 million in aggregate principal amount due at maturity ($4.8 million carrying amount) of the Company’s Senior Convertible Notes due 2023 (the “Notes”) converted Notes into shares of the Company’s common stock. Subsequent to December 31, 2005, an additional $131.8 million in aggregate principal amount due at maturity ($52.4 million carrying amount) of Notes was converted by Noteholders into shares of the Company’s common stock. As a result of these conversions, the Company issued 476,724 shares of common stock to holders of Notes during the quarter ended December 31, 2005 and 5,237,405 shares of common stock have been issued to holders of Notes since December 31, 2005. The aggregate outstanding principal amount of the Notes due at maturity prior to these conversions was $252 million; therefore, these conversions represent approximately 57% of the aggregate outstanding principal amount of the Notes due at maturity. These Notes were originally issued at a discount resulting in gross proceeds to the Company of $100 million. The shares of common stock issuable upon conversion of the Notes have previously been included in the calculation of diluted earnings per share. Consequently, issuance of the shares will not be further dilutive to reported diluted earnings per share.
The Company also continued the transition of its 59 regional jets out of the US Airways operations and into operation with United and Delta. At present, the Company has transitioned 43 of the 59 aircraft out of the US Airways operations, placing 29 into revenue service with United and 14 into revenue service with Delta.
“In spite of a difficult operating environment, we are pleased to have generated these results,” said Jonathan Ornstein, Mesa Air Group’s Chairman and Chief Executive Officer. “We believe they reflect our ability to adapt to a changing environment and would not have been possible without operational flexibility, maintaining our focus on a high quality low cost product and the dedication of our motivated workforce. These attributes should allow us to effectively compete for future growth opportunities as the major airlines continue to restructure. In addition, the Company’s financial condition was strengthened by the early conversion of almost 60% of our Senior Convertible Notes due 2023. We would like to thank our airline partners for their continued support and our 5,000 hard working employees.”
Mesa’s operating statistics for the three months ended December 31,

	2005	2004	Change

Passengers	3,489,416	3,082,610	13.2%
Available Seat Miles (000s)	2,308,084	1,986,457	16.2%
Revenue Passenger Miles (000s)	1,655,501	1,419,478	16.6%
Load Factor %	71.7	71.5	0.2 pts.
Yield (cents)	19.5	18.7	4.3%
Revenue per ASM (cents)	14.0	13.3	5.3%
Operating Cost per ASM (cents) *	12.8	11.9	7.6%
Operating Cost per ASM, excluding fuel expense (cents) *	8.2	8.5	-3.5%
Block Hours (000s)	142	139	2.2%
Average Stage Length (miles)	407	373	9.1%

*	Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 31,	December 31,
	2005	2004
Operating revenues:
Passenger	$315,415	$256,388
Freight and other	8,202	8,416

Total operating revenues	323,617	264,804

Operating expenses:
Flight operations	90,541	79,223
Fuel	104,849	67,113
Maintenance	55,539	48,606
Aircraft and traffic servicing	16,210	16,777
Promotion and sales	772	1,346
General and administrative	17,714	15,533
Depreciation and amortization	9,182	9,173
Impairment and restructuring charges (credits)	—	(1,257)

Total operating expenses	294,807	236,514

Operating income	28,810	28,290

Other income (expense):
Interest expense	(9,585)	(8,741)
Interest income	2,997	593
Other income (expense)	(1,098)	2,349

Total other income (expense)	(7,686)	(5,799)

Income before income taxes	21,124	22,491
Income taxes	8,133	8,615

Net income	$12,991	$13,876

Income per common share:
Basic	$0.45	$0.47
Diluted	$0.31	$0.32

Weighted average shares — basic	28,677	29,779
Weighted average shares — diluted	47,182	47,683

Dilutive interest on convertible debentures included in interest expense (after tax)	$1,516	$1,524

	Three Months Ended
	December 31,	December 31,
	2005	2004
PRO FORMA (After tax):

Net income	$12,991	$13,876
Debt conversion costs	583	—
Embraer 120 lease return cost, net	—	1,052
Reversal of Shorts 360 restructuring costs	—	(775)
Investment (income) loss	178	(2,159)

Pro forma net income	$13,752	$11,994

Pro forma income per common share
Basic	$0.48	$0.43
Diluted	$0.32	$0.28

Weighted average shares — basic	28,677	29,779
Weighted average shares — diluted	47,182	47,683

Dilutive interest on convertible debentures included in interest expense (after tax)	$1,516	$1,524
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

Mesa’s first quarter results will be discussed in more detail on January 25, 2006 at 8:00 AM MST (Mountain Standard Time) via teleconference. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.
Mesa currently operates 181 aircraft with over 1,100 daily system departures to 165 cities, 45 states, the District of Columbia, Canada and Mexico. Mesa operates as America West Express, Delta Connection, US Airways Express and United Express under contractual agreements with America West, Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of Regional Aviation Partners and the Regional Aviation Association.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com
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